As filed with the Securities and Exchange Commission on April 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUPER MICRO COMPUTER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0353939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

980 Rock Avenue

San Jose, California 95131

(Address of principal executive offices)

1998 STOCK OPTION PLAN

2006 EQUITY INCENTIVE PLAN

OPTIONS GRANTED TO CERTAIN INDIVIDUALS PURSUANT TO

INDIVIDUAL STOCK OPTION AGREEMENTS

(Full title of the plans)

Charles Liang

President and Chief Executive Officer

Super Micro Computer, Inc.

980 Rock Avenue

San Jose, California 95131

(408) 503-8000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Peter M. Astiz

DLA Piper US LLP

2000 University Avenue

East Palo Alto, California 94303-2248

(650) 833-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	8,904,602 shares	(2)	$3.65(3)	$32,501,797.30	$997.81
Common Stock $0.001 par value	4,000,000 shares	(4)	$9.92(5)	$39,680,000.00	$1,218.18
Common Stock $0.001 par value	5,333,800 shares	(6)	$0.60(7)	$3,200,280.00	$98.25
TOTAL	18,238,402 shares		—	$75,382,077.30	$2,314.24

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three subtotals.
(2)	This subtotal represents the sum of shares issuable upon exercise of presently outstanding options (options that have been granted as of the date of this Registration Statement) issued under the 1998 Stock Option Plan.
(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.
(4)	This subtotal represents the number of shares authorized to be granted under the 2006 Equity Incentive Plan.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of our common stock as reported in The Nasdaq Global Market on April 23, 2007.
(6)	This subtotal represents the number of shares issuable upon exercise of presently outstanding options granted to certain individuals pursuant to individual stock option agreements not under any option plan.
(7)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Super Micro Computer, Inc. (the “Company,” “we,” “us” or “our”) with the Securities and Exchange Commission:

(a) Our prospectus dated March 29, 2007 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which contains audited financial statements for our fiscal year ended June 30, 2006.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, and as declared effective on March 28, 2007, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation and bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Under our bylaws, we have the power to purchase and maintain insurance to the extent reasonably available on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc.

4.2*	Amended and Restated Bylaws of Super Micro Computer, Inc.

5.1	Opinion of DLA Piper US LLP.

10.1*	1998 Stock Option Plan.

10.2*	2006 Equity Incentive Plan.

10.3*	Form of Incentive Stock Option Agreement under 1998 Stock Option Plan.

10.4*	Form of Nonstatutory Stock Option Agreement under 1998 Stock Option Plan.

10.5	Form of Notice of Grant of Stock Option under 2006 Equity Incentive Plan.

10.6*	Form of Option Agreement under 2006 Equity Incentive Plan.

10.7	Form of Notice of Grant of Restricted Stock under 2006 Equity Incentive Plan.

10.8*	Form of Restricted Stock Agreement under 2006 Equity Incentive Plan.

10.9	Form of Notice of Grant of Restricted Stock Unit under 2006 Equity Incentive Plan.

10.10*	Form of Restricted Stock Unit Agreement under 2006 Equity Incentive Plan.

10.11*	Form of Nonstatutory Stock Option Agreement outside the 1998 Stock Option Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper US LLP (see Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (file no. 333-138370), and as declared effective on March 28, 2007.

Item 9.	Undertakings.

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Super Micro Computer, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 26th day of April, 2007.

SUPER MICRO COMPUTER, INC.

By:	/s/ Charles Liang
Charles Liang Chairman of the Board President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles Liang and Howard Hideshima, and each of them, as his attorneys-in-fact, with full power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles Liang	Chairman of the Board	April 26, 2007
Charles Liang	President, Chief Executive Officer (Principal Executive Officer)

/s/ Howard Hideshima	Chief Financial Officer	April 26, 2007
Howard Hideshima	(Principal Accounting and Financial Officer)

/s/ Chiu-Chu (Sara) Liu Liang	Director	April 26, 2007
Chiu-Chu (Sara) Liu Liang

/s/ Yih-Shyan (Wally) Liaw	Director	April 26, 2007
Yih-Shyan (Wally) Liaw

/s/ Bruce Alexander	Director	April 26, 2007
Bruce Alexander

/s/ Hwei-Ming (Fred) Tsai	Director	April 26, 2007
Hwei-Ming (Fred) Tsai

/s/ Edward J. Hayes, Jr.	Director	April 26, 2007
Edward J. Hayes, Jr.

/s/ Sherman Tuan	Director	April 26, 2007
Sherman Tuan

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc.

4.2*	Amended and Restated Bylaws of Super Micro Computer, Inc.

5.1	Opinion of DLA Piper US LLP.

10.1*	1998 Stock Option Plan.

10.2*	2006 Equity Incentive Plan.

10.3*	Form of Incentive Stock Option Agreement under 1998 Stock Option Plan.

10.4*	Form of Nonstatutory Stock Option Agreement under 1998 Stock Option Plan.

10.5	Form of Notice of Grant of Stock Option under 2006 Equity Incentive Plan.

10.6*	Form of Option Agreement under 2006 Equity Incentive Plan.

10.7	Form of Notice of Grant of Restricted Stock under 2006 Equity Incentive Plan.

10.8*	Form of Restricted Stock Agreement under 2006 Equity Incentive Plan.

10.9	Form of Notice of Grant of Restricted Stock Unit under 2006 Equity Incentive Plan.

10.10*	Form of Restricted Stock Unit Agreement under 2006 Equity Incentive Plan.

10.11*	Form of Nonstatutory Stock Option Agreement outside the 1998 Stock Option Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper US LLP (see Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (file no. 333-138370), and as declared effective on March 28, 2007.